UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

Acrivon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41551	82-5125532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way Suite 100
Watertown, Massachusetts		02472
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 207-8979

Not Applicable

,

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ACRV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On April 24, 2024, Acrivon Therapeutics, Inc. (the “Company”) disclosed a preliminary cash and cash equivalents and short-term investments balance of approximately $110 million as of March 31, 2024. The Company also disclosed a preliminary pro forma cash and cash equivalents and short-term investments balance of approximately $234 million as of March 31, 2024, after giving effect to the net proceeds of the Company’s private placement previously disclosed on April 9, 2024.

Because the Company’s consolidated financial statements for the three months ended March 31, 2024 have not yet been finalized, the preliminary statement of the Company’s cash and cash equivalents and short-term investments as of March 31, 2024 in this Item 2.02 is subject to change, and the Company’s actual cash and cash equivalents and short-term investments as of March 31, 2024 may differ materially from this preliminary estimate. Accordingly, you should not place undue reliance on this preliminary estimate.

The information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 7.01 Regulation FD Disclosure.

On April 24, 2024, the Company is hosting a virtual corporate R&D event from 4:15 p.m. to 5:30 p.m. ET. The agenda will feature presentations by the Company’s leadership team, followed by an interactive Q&A session. In connection with this event, the Company posted to the “Investors & Media” section of the Company’s website at ir.acrivon.com, a corporate presentation providing an update on the Company’s business (the “Corporate Presentation”). In connection with this event, the Company also issued a press release (the “Press Release”).

Copies of the Corporate Presentation and Press Release are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Item 7.01 of this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

Phase 2b Initial Clinical Data

On April 24, 2024, the Company announced initial clinical data from its ongoing registrational-intent Phase 2b clinical trial of ACR-368 in patients with ovarian or endometrial cancers (n=26; 10 OncoSignature-positive and 16 OncoSignature-negative). The data presented was as of an April 1, 2024 data cut.

A confirmed objective response rate (“ORR”) (per RECIST 1.1) of 50% was observed in the prospective cohort of OncoSignature-positive patients who were efficacy-evaluable. All confirmed responders continued to be on treatment and median duration of response (“DoR”) had not yet been reached.

The data provided initial, prospective validation of the Acrivon Predictive Precision Proteomics (“AP3”)-based ACR-368 OncoSignature assay’s ability to identify ovarian and endometrial patients sensitive to ACR-368 monotherapy in the ongoing clinical trial, with clear segregation of RECIST responders in the OncoSignature-positive (50% confirmed ORR in 10 patients) versus OncoSignature-negative (0% ORR in 16 patients) arms (p-value=0.0038).

In the OncoSignature-negative arm of the trial with ovarian or endometrial cancers, encouraging signs of clinical activity were observed in response to ACR-368 with ultra-low dose gemcitabine at the recommended Phase 2 combination dose, with 8 out of 16 patients having achieved stable disease.

Consistent with past trials, the ACR-368 treatment-related adverse event profile was predominantly reversible and transient with only mechanism-based, hematological adverse events.

Cash and Cash Equivalents and Short-term Investments

As disclosed above under Item 2.02, on April 24, 2024, the Company disclosed a preliminary cash and cash equivalents and short-term investments balance of approximately $110 million as of March 31, 2024. The Company believes that its pro forma cash and cash equivalents and short-term investments of approximately $234 million as of March 31, 2024, after giving effect to the net proceeds of the Company’s private placement previously disclosed on April 9, 2024, will be sufficient to fund the Company’s operations into the second half of 2026.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Acrivon Therapeutics, Inc., Presentation
99.2	Press Release, dated April 24, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acrivon Therapeutics, Inc.

Date:	April 24, 2024	By:	/s/ Rasmus Holm-Jorgensen
Rasmus Holm-Jorgensen Chief Financial Officer